Exhibit 4.1
2007 EMPLOYEE STOCK OPTION PLAN
OF
TRIO-TECH INTERNATIONAL
1. PURPOSES OF THE PLAN
     This 2007 Employee Stock Option Plan (the “Plan”) of Trio-Tech International, a California corporation (the “Company”), is hereby established effective as of September 24, 2007, the date that the Plan was approved and adopted by the Company’s Board of Directors. The purposes of the Plan are to:
     (a) Encourage selected employees (including directors who are also employees), consultants and advisers to improve operations and increase profits of the Company;
     (b) Encourage selected employees (including directors who are also employees), consultants and advisers to accept or continue employment or association with the Company or its Affiliates; and
     (c) Increase the interest of selected employees (including directors who are also employees), consultants and advisers in the Company’s welfare through participation in the growth in value of the common stock of the Company (the “Common Stock”).
     Options granted under this Plan (“Options”) may be “incentive stock options” (“ISOs”) intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “nonqualified options” (“NQOs”). The Company shall have no liability to any optionee hereunder with respect to the tax treatment of any Option granted and in effect under the Plan. The Plan is designed to be exempt from Code Section 409A.
2. ELIGIBLE PERSONS
     Every person who at the date of grant of an Option is a full-time employee of the Company or of any Affiliate (as defined below) of the Company is eligible to receive NQOs or ISOs under this Plan. Every person who at the date of grant is a consultant to the Company or any Affiliate (as defined below) of the Company is eligible to receive NQOs under this Plan. The term “Affiliate” as used in the Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. The term “employee” includes an officer or director who is an employee of the Company. The term “consultant” includes persons employed by, or otherwise affiliated with, a consultant.

3. STOCK SUBJECT TO THIS PLAN; MAXIMUM NUMBER OF GRANTS
     Subject to the provisions of Section 6.1.1 of the Plan, the total number of shares of stock which may be issued under Options granted pursuant to this Plan shall not exceed 300,000 shares of Common Stock. The shares covered by the portion of any grant under the Plan which expires unexercised shall become available again for grants under the Plan. No eligible person shall be granted Options during any twelve-month period covering more than 100,000 shares.
4. ADMINISTRATION
     (a) The Plan shall be administered by the Board of Directors of the Company (the “Board”) or by a committee (the “Committee”) to which administration of the Plan, or of part of the Plan, is delegated by the Board (in either case, the “Administrator”). The Board shall appoint and remove members of the Committee in its discretion in accordance with applicable laws. If necessary in order to comply with Rule 16b-3 promulgated by the Securities and Exchange Commission (“Rule 16b-3”), or any successor rule thereto, and Section 162(m) of the Code, the Committee shall, in the Board’s discretion, be comprised solely of “non-employee directors” within the meaning of Rule 16b-3 and “outside directors” within the meaning of Section 162(m) of the Code. The foregoing notwithstanding, the Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper and the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.
     (b) Subject to the other provisions of this Plan, the Administrator shall have the authority, in its discretion: (i) to grant Options; (ii) to determine the fair market value of the Common Stock subject to Options; (iii) to determine the exercise price of Options granted; (iv) to determine the persons to whom, and the time or times at which, Options shall be granted, and the number of shares subject to each Option; (v) to interpret this Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to this Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical), including but not limited to, the time or times at which Options shall vest and be exercisable; (viii) with the consent of the optionee, to modify, amend, terminate or replace any Option; (ix) to defer (with the consent of the optionee) the exercise date of any Option; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option; and (xi) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.
     (c) All questions of interpretation, implementation, and application of this Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.
5. GRANTING OF OPTIONS; OPTION AGREEMENT
     (a) No Options shall be granted under this Plan after ten years from the date of adoption of this Plan by the Board and, if not sooner terminated by action of the Company’s Board of Directors, the Plan shall terminate automatically as of such tenth anniversary date.

     (b) Each Option shall be evidenced by a written stock option agreement, in form satisfactory to the Administrator, executed by the Company and the person to whom such Option is granted; provided, however, that the failure by the Company, the optionee, or both to execute such an agreement shall not invalidate the granting of an Option in accordance with the terms of such written option agreement as offered under the Plan, although the exercise of each Option shall be subject to Section 6.1.3.
     (c) The stock option agreement shall specify whether each Option it evidences is an NQO or an ISO.
     (d) Subject to Section 6.3.3 with respect to ISOs, the Administrator may approve the grant of Options under this Plan to persons who are expected to become employees or consultants of the Company, but are not employees or consultants at the date of approval, and the date of approval shall be deemed to be the date of grant unless otherwise specified by the Administrator. However, no such Options approved in anticipation of hire by the Company shall be exercisable or validly existing and in effect before the actual date of hire.
6. TERMS AND CONDITIONS OF OPTIONS
     Each Option granted under this Plan shall be subject to the terms and conditions set forth in Section 6.1. NQOs shall be also subject to the terms and conditions set forth in Section 6.2, but not those set forth in Section 6.3. ISOs shall also be subject to the terms and conditions set forth in Section 6.3, but not those set forth in Section 6.2.
     6.1 Terms and Conditions to which All Options Are Subject. All Options granted under this Plan shall be subject to the following terms and conditions:
     6.1.1 Changes in Capital Structure. In the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, split ups, consolidations, recapitalizations, reorganizations or like events, an appropriate adjustment shall be made in the number of shares reserved under the Plan, in the number of shares set forth in Section 3 hereof, and in the number of shares and the option price per share specified in any stock option agreement with respect to any unpurchased shares; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments but may make such adjustment as the Administrator deems appropriate. The Company shall give prompt notice to all optionees of any adjustment pursuant to this Section.
     6.1.2 Corporate Transactions. Section 6.1.1 above to the contrary notwithstanding, in the event of any merger, consolidation or other reorganization of the Company in which the Company is not the surviving or continuing corporation or in the event of the liquidation or dissolution of the Company, all options granted hereunder shall terminate on the effective date of the merger, consolidation, reorganization, liquidation, or dissolution unless the agreement with respect thereto provides for the assumption of such options by the continuing or surviving corporation. Any other provision of this Plan or the applicable stock option agreement to the contrary notwithstanding, all outstanding options granted hereunder shall be fully exercisable for a period of 30 days prior to the effective date of any such merger, consolidation, reorganization, liquidation, or dissolution unless such options are assumed by the continuing or surviving corporation. The Committee shall notify the holders of all outstanding options in advance of any such window period for exercising options.
     6.1.3 Time of Option Exercise. Subject to Section 5 and Section 6.3.4, Options granted under this Plan shall be exercisable (a) immediately as of the effective date of the stock option agreement granting the Option, or (b) in accordance with a schedule related to the date of the grant of the Option, the date of first employment, or such other date as may be set by the Administrator (in any case, the “Vesting Base Date”) and specified in the written stock option agreement relating to such Option. In any case, no Option shall be exercisable until a written stock option agreement in form satisfactory to the Company is executed by the Company and the optionee.
     6.1.4 Option Grant Date. Except in the case of advance approvals described in Section 5(d), the date of grant of an Option under this Plan shall be the date as of which the Administrator approves the grant with respect to at least the following determinable features: the identity of the grantee, type of grant, number of shares, exercise price, vesting schedule and expiration date. For this purpose, the default provisions of the Plan shall be deemed incorporated into any grant to the extent that other terms are not specified for the grant.
     6.1.5 Nontransferability of Option Rights. No Option granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. During the life of the optionee, an Option shall be exercisable only by (or on behalf of) the optionee.
     6.1.6 Payment. Except as provided below, payment in full, in cash, of the exercise price shall be made for all stock purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. At the time an Option is granted or exercised, the Administrator, in the exercise of its absolute discretion after considering any tax, accounting and financial consequences, may authorize any one or more of the following additional methods of payment:
     (a) Acceptance of the optionee’s full recourse promissory note for all or part of the Option exercise price, payable on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under the Code at which no additional interest would be imputed), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the shares of the Company); and
     (b) Subject to the discretion of the Administrator and the terms of the stock option agreement granting the Option, delivery by the optionee of Common Stock already owned by the optionee for all or part of the Option exercise price, provided the value (determined as set forth in Section 6.1.10) of such Common Stock is equal on the date of exercise to the Option exercise price, or such portion thereof as the optionee is authorized to pay by delivery of such stock. In such case, prior to the acceptance of such shares of Common Stock, the optionee shall supply the Board with written representations and warranties, including without limitation a representation and warranty that the optionee has good and marketable title to such shares free and clear of liens and encumbrances. No share of Common Stock shall be issued until full payment therefor has been made, and until any tax withholding obligations have been satisfied in a manner acceptable to the Company.
     6.1.7 Termination of Employment. If for any reason other than death or permanent and total disability, an optionee ceases to be employed by the Company or any of its Affiliates (such event being called a “Termination”), Options held at the date of Termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such Termination, or such other period of not less than 30 days after the date of such Termination as is specified in the Option Agreement (but in no event after the Expiration Date); provided, however, that if such exercise of the Option would result in liability for the optionee under Section 16(b) of the Exchange Act, then such three-month period automatically shall be extended until the tenth day following the last date upon which optionee has any liability under Section 16(b) (but in no event after the Expiration Date). If an optionee dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or an Affiliate or within the period that the Option remains exercisable after Termination, Options then held (to the extent then exercisable) may be exercised, in whole or in part, by the optionee, by the optionee’s personal representative or by the person to whom the Option is transferred by devise or the laws of descent and distribution, at any time within six months after the death or six months after the permanent and total disability of the optionee or any longer period specified in the Option Agreement (but in no event after the Expiration Date). For purposes of this Section 6.1.7, “employment” includes service as a consultant for the Company or an Affiliate. For purposes of this Section 6.1.7, an optionee’s employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Company, for as long as the period of any such leave does not exceed 90 days or, if longer, the duration of the optionee’s right to reemployment by the Company or any Affiliate as guaranteed either contractually or by statute.
     6.1.8 Withholding and Employment Taxes. At the time of exercise of an Option and as a condition thereto, or at such other time as the amount of such obligations becomes determinable (the “Tax Date”), the optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. Such obligation to remit may be satisfied, if authorized by the Administrator in its sole discretion, after considering any tax, accounting and financial consequences, by the optionee’s (i) delivery of a promissory note in the required amount on such terms as the Administrator deems appropriate, (ii) tendering to the Company previously owned shares of Stock or other securities of the Company with a fair market value equal to the required amount, or (iii) agreeing to have shares of Common Stock (with a fair market value equal to the required amount) which are acquired upon exercise of the Option withheld by the Company, subject to the following limitations:
     (a) Any election pursuant to clause (iii) above by an optionee subject to Section 16 of the Exchange Act shall either (x) be made at least six months before the Tax Date and shall be irrevocable; or (y) shall be made in (or made earlier to take effect in) any 10-day period beginning on the third business day following the date of release for publication of the Company’s quarterly or annual summary statements of earnings and shall be subject to approval by the Administrator, which approval may be given at any time after such election has been made. In addition, in the case of (y), the Option shall be held at least six months prior to the Tax Date.
     (b) Any election pursuant to clause (ii) above, where the optionee is tendering Common Stock issued pursuant to the exercise of an Option, shall require that such shares be held at least six months prior to the Tax Date.
     Any of the foregoing limitations may be waived (or additional limitations may be imposed) by the Administrator, in its sole discretion, if the Administrator determines that such foregoing limitations are not required (or that such additional limitations are required) in order that the transaction shall be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3, or any successor rule thereto. In addition, any of the foregoing limitations may be waived by the Administrator, in its sole discretion, if the Administrator determines that Rule 16b-3, or any successor rule thereto, is not applicable to the exercise of the Option by the optionee or for any other reason.
     Any securities tendered or withheld in accordance with this Section 6.1.8 shall be valued by the Company as of the Tax Date.
     6.1.9 Other Provisions. Each Option granted under this Plan may contain such other terms, provisions, and conditions not inconsistent with this Plan as may be determined by the Administrator, and each ISO granted under this Plan shall include such provisions and conditions as are necessary to qualify the Option as an “incentive stock option” within the meaning of Section 422 of the Code.
     6.1.10 Determination of Value. For purposes of the Plan, the value of Common Stock or other securities of the Company shall be determined as follows:
     (a) If the Common Stock (or other security) is readily tradable on an established securities market, its fair market value shall be determined, in accordance with regulations under Code Section 409A, by any of the following methods selected and consistently followed by the Administrator from time to time: (i) the last sale before or the first sale after the grant; (ii) the closing price on the trading day before or the trading day of the grant; (iii) the arithmetic mean of the high and low prices on the trading day before or the trading day of the grant; or (iv) any other reasonable method using actual transactions in the Common Stock (or other security) as reported by such market.
     (b) If the Common Stock (or other security) is not readily tradable on an established securities market, its fair market value shall be determined in good faith by the Administrator by a reasonable application of a reasonable valuation method, taking into consideration all relevant factors as provided in regulations under Code Section 409A, or the Administrator may consistently apply, from time to time, one of the valuation methods presumed to be reasonable as set forth in said regulations.

     6.1.11 Option Term. Subject to Section 6.3.5, no Option shall be exercisable more than ten years after the date of grant, or such lesser period of time as is set forth in the stock option agreement (the end of the maximum exercise period stated in the stock option agreement is referred to in this Plan as the “Expiration Date”).
     6.2 Terms and Conditions to Which Only NQOs Are Subject. Options granted under this Plan which are designated as NQOs shall be subject to the following terms and conditions:
     6.2.1 Exercise Price. The exercise price of a NQO shall be not less than the fair market value (determined in accordance with Section 6.1.10) of the stock subject to the Option on the date of grant. NQOs granted under this Plan shall not be discounted; accordingly they are intended to be exempt from Code Section 409A.
     6.3 Terms and Conditions to Which Only ISOs Are Subject. Options granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions:
     6.3.1 Exercise Price. (a) Except as set forth in Section 6.3.1(b), the exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value (determined in accordance with Section 6.1.10) of the stock covered by the Option at the time the Option is granted.
     (b) The exercise price of an ISO granted to any person who owns, directly or by attribution under the Code (currently Section 424(d)), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate (a “Ten Percent Shareholder”) shall in no event be less than 110% of the fair market value (determined in accordance with Section 6.1.10) of the stock covered by the Option at the time the Option is granted.
     6.3.2 Disqualifying Dispositions. If stock acquired by exercise of an ISO granted pursuant to this Plan is disposed of in a “disqualifying disposition” within the meaning of Section 422 of the Code, the holder of the stock immediately before the disposition shall promptly notify the Administrator in writing of the date and terms of the disposition and shall provide such other information regarding the Option as the Administrator may reasonably require.
     6.3.3 Grant Date. If an ISO is granted in anticipation of employment as provided in Section 5(d), the Option shall be deemed granted, without further approval, on the date the grantee assumes the employment relationship forming the basis for such grant, and, in addition, satisfies all requirements of this Plan for Options granted on that date.
     6.3.4 Vesting. Notwithstanding any other provision of this Plan, ISOs granted for any particular optionee under all incentive stock option plans of the Company and its subsidiaries may not “vest” for more than $100,000 in fair market value of stock (measured on the grant dates(s)) in any calendar year. For purposes of the preceding sentence, an Option “vests” when it first becomes exercisable. If, by their terms, such ISOs taken together would vest to a greater extent than the foregoing vesting limit in a calendar year, and unless otherwise provided by the Administrator, the vesting limitation described above shall be applied by deferring (only to the extent necessary to satisfy the $100,000 limit) the exercisability of those ISOs or portions of ISOs which have the highest per share exercise prices. The ISOs or portions of ISOs whose exercisability is so deferred shall become exercisable on the first day of the first subsequent calendar year during which they may be exercised, as determined by applying these same principles and all other provisions of this Plan including those relating to the expiration and termination of ISOs. In no event, however, will the operation of this Section 6.3.4 cause an ISO to vest before its terms or, having vested, cease to be vested. To the extent that any portion of an ISO cannot be deferred to any later calendar year, then the portion of such ISO that exceeds the foregoing annual vesting limit for the last calendar year in which any portion of that ISO is permitted to vest as an ISO, shall be converted and treated thereafter as an NQO under the Plan and the optionee shall be notified of that conversion.
     6.3.5 Term. Notwithstanding Section 6.1.11, no ISO granted to any Ten Percent Shareholder shall be exercisable more than five years after the date of grant.
7. MANNER OF EXERCISE
     (a) An optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Administrator, accompanied by payment of the exercise price and withholding taxes as provided in Sections 6.1.6 and 6.1.8. The date the Company receives written notice of an exercise hereunder accompanied by full payment or satisfaction of the exercise price will be considered as the date such Option was exercised.
     (b) Promptly after receipt of written notice of exercise of an Option and all payments called for by Section 7(a), the Company shall, without stock issue or transfer taxes to the optionee or other person entitled to exercise the Option, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of stock. An optionee or permitted transferee of an optionee shall not have any privileges as a shareholder with respect to any shares of stock covered by the Option until the date of issuance (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent) of such shares.
     (c) Unless exempted by the Administrator, if an officer or director who is subject to the provisions of Section 16(b) of the Exchange Act exercises an Option within six months of the grant of such Option, the shares acquired upon exercise of such Option may not be disposed of until six months after the date of grant of such Option.

8. EMPLOYMENT OR CONSULTING RELATIONSHIP
     Nothing in this Plan or any Option granted hereunder shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate any optionee’s employment or consulting at any time, nor confer upon any optionee any right to continue in the employ of, or consult with, the Company or any of its Affiliates.
9. CONDITIONS UPON ISSUANCE OF SHARES
     Shares of Common Stock shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”).
10. NONEXCLUSIVITY OF THE PLAN
     The adoption of the Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan.
11. AMENDMENTS TO PLAN
     The Board may at any time amend, alter, suspend or discontinue this Plan. Without the consent of an optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding Options except to conform this Plan and Options granted under this Plan to the requirements of federal or other tax laws relating to such stock Options. No amendment, alteration, suspension or discontinuance shall require shareholder approval unless (a) shareholder approval is required to preserve incentive stock option treatment for federal income tax purposes, or (b) the Board otherwise concludes that shareholder approval is advisable; provided, however, that no such amendment shall, without the approval of the shareholders of the Company, effectuate a change for which shareholder approval is required in order for the Plan to continue to qualify under Rule 16b-3 (while it is in effect) or any successor rule thereto.
12. EFFECTIVE DATE OF PLAN
     No Option shall be exercisable unless and until written consent of the shareholders of the Company, or approval of shareholders of the Company voting at a validly called shareholders’ meeting, is obtained within twelve months after adoption of the Plan by the Board. If such shareholder approval is not obtained within such time, Options granted hereunder shall terminate and be of no force and effect from and after expiration of such twelve-month period to the extent required by applicable law; otherwise such Options (if ISOs) shall be converted to NQOs if such conversion would allow them to remain in effect. Options may be granted and exercised under this Plan only after there has been compliance with all applicable federal and state securities laws.

     IN WITNESS WHEREOF, this Plan, having been first duly adopted by the Board of Directors, is hereby executed below by a duly authorized officer of the Company on this 3rd day of December, 2007, to take effect as of such date as provided herein.

TRIO-TECH INTERNATIONAL
/s/ A. Charles Wilson
Name:	A. Charles Wilson
Title:	Chairman of the Board